EX. 99.28(d)(30)(ii)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and GQG Partners LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and GQG Partners LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement dated the 25th day of September, 2017 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain funds (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement.

Whereas, the Parties have agreed to amend the following section of the Agreement, to update the Sub-Adviser’s address:

“Section 21. Notices.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	In Section 21. “Notice,” the sub-paragraph, pertaining “To the Sub-Adviser:” shall be deleted and replaced, in its entirety, with the following:

To the Sub-Adviser:	GQG Partners LLC
450 East Las Olas Boulevard, Suite 750
Fort Lauderdale, FL 33301
Attn: General Counsel
Email Address: compliance@gqgpartners.com

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective December 12, 2018.

Jackson National Asset Management, LLC		GQG Partners LLC

By:	/s/ Mark D. Nerud	By:	/s/ Gregory J. Lyons
Name:	Mark D. Nerud	Name:	Gregory J. Lyons
Title:	President and CEO	Title:	General Counsel